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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Encore Medical Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1

     On August 9, 2006, Encore Medical Corporation issued a press release, a copy of which is attached as Exhibit 1.

EXHIBIT 1
FOR IMMEDIATE RELEASE
Encore Medical Corporation Announces FTC Grant of Early Termination of
Waiting Period Under HSR Act For Blackstone’s Proposed Acquisition of Encore;
Filing of Lawsuits Concerning Merger Agreement with Affiliate of Blackstone; and Hiring of
Brian Ennis as an Officer
     Austin, TX — August 9, 2006 — Encore Medical Corporation (Nasdaq: ENMC) (“Encore”) today reported that the U.S. Federal Trade Commission (“FTC”) has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) for Encore’s proposed acquisition by affiliates of The Blackstone Group (“Blackstone”); and that two purported class action lawsuits have been filed against Encore and its directors.
     On June 30, 2006, Encore announced that it had entered into an agreement to be acquired by affiliates of Blackstone in a going private merger transaction. Blackstone has agreed to pay $6.55 per share of common stock of Encore upon the closing of the merger. Encore and Blackstone, as required by the HSR Act, had on July 24, 2006 submitted pre-merger notification and report forms with the FTC and the United States Department of Justice, Antitrust Division. The granting of early termination of the waiting period means the merger of the two companies has cleared antitrust review, but the proposed merger remains subject to satisfaction of several other conditions, including approval of the transaction by the stockholders of Encore, a majority in aggregate principal amount of Encore’s outstanding 9.75% senior subordinated promissory notes having tendered such notes and consented to certain indenture modifications in response to Encore’s tender offer and consent solicitation, there being no material adverse change in Encore’s business, and other customary closing conditions. Encore and Blackstone currently anticipate closing the merger prior to the end of 2006.
     On July 7, 2006, a purported class action complaint, Louis Dudas et al. v. Encore Medical Corporation et al., was filed against Encore and its directors in the District Court of Travis County, Texas, 345th Judicial District. On July 18, 2006, a second purported class action complaint, Robert Kemp et al. v. Alastair J. Clemow et al. (the “Delaware Action”) was filed by a putative stockholder of Encore in the Court of Chancery of the State of Delaware, New Castle County, against Encore and its directors. Blackstone Capital Partners V L.P., Grand Slam Holdings, LLC, and Grand Slam Acquisition Corp. are also named as defendants in the Delaware Action.
     Both complaints seek to enjoin the proposed acquisition of Encore by Blackstone on grounds that Encore’s directors breached their fiduciary duties by agreeing to an allegedly inadequate acquisition price. The complaints allege that our directors will receive substantial benefits from the acquisition that supposedly will not be shared with other stockholders, and that the directors and Blackstone timed the acquisition so that the agreement would be announced before Encore released its second quarter 2006 financial results, which allegedly would have caused the stock price to rise. The complaints further allege that the directors who approved the transaction were not sufficiently independent and disinterested and did not conduct a competitive auction. The complaints seek, among other things, injunctive relief to enjoin the consummation of the acquisition and rescind any actions that have already been taken to consummate the acquisition; rescissory damages; and the plaintiffs’ reasonable costs and attorneys’ fees and expert fees. The Delaware Action also seeks an accounting of all “profits and any special benefits” obtained by our directors and asserts a claim for damages on behalf of the putative class.
     Encore also announced today that on August 1, 2006, Brian T. Ennis was appointed by Encore as its Executive Vice President — President, Empi. Since March, 2006, Mr. Ennis has served as President of the Empi business unit of Encore. Prior to joining Encore, Mr. Ennis was President of International at

Wright Medical Group from 2001 to 2005, and he held various marketing and management positions at Stryker Corporation prior to that.
About Encore Medical Corporation
Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries. Through its Orthopedic Rehabilitation Division, Encore is a leading distributor of electrical stimulation and other orthopedic products used for pain management, orthopedic rehabilitation, physical therapy, fitness and sport performance enhancement. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. For more information, visit www.encoremed.com.
About The Blackstone Group
The Blackstone Group, a global private investment and advisory firm, was founded in 1985. The firm has raised a total of approximately $59 billion for alternative asset investing since its formation of which roughly $27 billion has been for private equity investing. The healthcare sector is one of Blackstone’s core focuses, with current investments in pharmaceuticals, hospitals, nursing homes, healthcare services and health insurance. Blackstone’s other core businesses include Private Real Estate Investing, Corporate Debt Investing, Hedge Funds, Mutual Fund Management, Private Placement, Marketable Alternative Asset Management, and Investment Banking Advisory Services. Further information is available at http://www.blackstone.com.
Important Information
Encore has filed with the Securities and Exchange Commission a current report on Form 8-K, which includes a copy of and more detailed information about the merger agreement and related documents. Encore will submit the proposed merger to its stockholders for their consideration, and Encore will file with the Securities and Exchange Commission and mail to its stockholders a proxy statement to be used to solicit shareholder approval of the proposed merger. This proxy statement will contain information about Encore, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from Encore by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Encore, without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov) or, without charge, from Encore at www.encoremed.com. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Encore.
Encore and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Encore stockholders in favor of the transaction. Information concerning persons who may be deemed participants in the solicitation of Encore stockholders under the rules of the SEC is set forth in public filings filed by Encore with the Securities and Exchange Commission (the “SEC”), including Encore’s proxy statement for its 2006 annual meeting filed with the SEC on April 12, 2006, and will be set forth in the proxy statement when it is filed with the SEC.

Forward-Looking Information
Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the completion of this transaction, conditions in the financing commitments that could impact the ability to obtain long-term financing, the possibility of the occurrence of an event that could constitute a Company Material Adverse Effect as defined in the merger agreement and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. There can be no assurance that any transaction between Encore and Blackstone will occur, or will occur on the timetable contemplated hereby. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.
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Contact:	Harry L. Zimmerman
Executive Vice President — General Counsel
(512) 832-9500
harry_zimmerman@encoremed.com